UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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EXCHANGE ACT OF 1934

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Universal Biosensors, Inc.
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Universal Biosensors, Inc.
ABN 51 121 559 993

1 Corporate Avenue
Rowville Victoria 3178
Australia

Telephone: +61 3 9213 9000
Facsimile: +61 3 9213 9099
Email: info@universalbiosensors.com
www.universalbiosensors.com

May 7, 2008

Dear Stockholder (including a holder of a “Chess Depositary Interest” (“CDI”)):

You are cordially invited to the Meeting of Stockholders of Universal Biosensors, Inc. (the “Company”, “we”, “our” or “UBI”), to be held at Level 12, 117 York Street, Sydney NSW 2000 Australia on June 12, 2008 at 10:00 a.m. Australian Eastern Standard Time.

We discuss the matters to be acted upon at the Meeting in more detail in the attached Notice of Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2007. We encourage you to read the Annual Report. It includes our audited financial statements and other information about us.

To ensure your representation, even if you cannot attend the Meeting, please sign, date and return the enclosed CDI Voting Instruction Form. We hope that you can attend the Meeting.

Thank you for your continued support of UBI.

Yours sincerely,

/s/ Mark Morrisson
Mark Morrisson
Chief Executive Officer

UNIVERSAL BIOSENSORS, INC.

NOTICE OF MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2008

April 29, 2008

NOTICE IS HEREBY GIVEN that the 2008 Meeting of Stockholders (the “Meeting”) of Universal Biosensors, Inc. (ARBN 121 559 993) (the “Company”) will be held on June 12, 2008 at 10:00 a.m. Australian Eastern Standard Time at Level 12, 117 York Street, Sydney NSW 2000 Australia, for the following purposes:

1) To re-elect three members of the Board of Directors to hold office until the Meeting of Stockholders in 2011, or until their successors are duly elected and qualified;

2) To adopt and approve the remuneration report of the Company for the fiscal year ended December 31, 2007 (advisory vote);

3) To authorize and approve the grant of 150,000 employee options to purchase shares of our common stock to Mark Morrisson;

4) To authorize an increase to the maximum aggregate annual amount out of which non-executive directors’ fees may be paid by A$200,000 from A$500,000 to A$700,000; and

5) To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only the stockholder and CDI holders of record on the books of the Company the close of business on April 30, 2008, the record date, are entitled to receive notice of and to vote at, or and with respect to CDI holders, to receive notice of and to direct CHESS Depositary Nominees Pty Ltd how to vote at, the Meeting and any adjournments thereof. A complete list of such CDI holders of record, including the stockholder of record, will be available at the Company’s executive offices located at 1 Corporate Avenue, Rowville VIC 3178 and at Level 12, 117 York Street, Sydney NSW 2000 Australia, for ten days before the Meeting.

Your Board of Directors recommends that you vote “FOR” the nominees for the Board, “FOR” the adoption and approval of the remuneration report of the Company, “FOR” the authorization and approval of the grant of 150,000 employee options to purchase shares of our common stock to Mark Morrisson and “FOR” the increase to the maximum aggregate annual amount out of which non-executive directors’ fees may be paid.

If you are a CDI holder, you are encouraged to vote your CDIs by signing, dating and mailing your CDI Voting Instruction Form to the Company’s registrar in the enclosed envelope. Instructions for voting are set forth on the CDI Voting Instruction Form.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Cameron Billingsley
Cameron Billingsley
Company Secretary

YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

This Proxy Statement is dated April 29, 2008 and is being first mailed to stockholders and CDI holders of UBI on or about May 7, 2008.

UNIVERSAL BIOSENSORS, INC.

PROXY STATEMENT FOR MEETING OF STOCKHOLDERS
To be held June 12, 2008

UNIVERSAL BIOSENSORS, INC.

PROXY STATEMENT FOR MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy and CDI Voting Instruction Form is solicited by the Board of Directors of Universal Biosensors, Inc. (the “Company” or “UBI”) for use in voting at the meeting of stockholders (the “Meeting”) to be held on June 12, 2008 at 10:00 a.m. Australian Eastern Standard Time at Level 12, 117 York Street, Sydney NSW 2000 Australia, and any postponement or adjournment of that Meeting. The purpose of the Meeting is to consider and vote upon the proposals outlined in this Proxy Statement and the attached notice. The Company’s telephone number is +61 3 9213 9000.

Record Date and Voting Securities

As of the close of business on April 15, 2008, there were in total 156,958,812 shares of common stock outstanding, par value U.S. $.0001 per share. All of our outstanding shares are held by CHESS Depositary Nominees Pty Ltd (ACN 071 346 506) (“CDN”), a wholly-owned subsidiary of ASX Limited (ACN 008 624 691), which operates the Australian Securities Exchange (“ASX”). Securities of companies incorporated outside of Australia, such as UBI, are traded as CHESS Depositary Interests (“CDIs”) on the ASX. CDIs represent beneficial interests in the common stock held by CDN. As of April 15, 2008, there were 156,958,812 CDIs outstanding (“CDI holders” or “holders of CDIs”). All references in this Proxy Statement to outstanding shares of common stock refer to the shares of common stock held by CDN and all references to holders of common stock or stockholders refer to CDN and, as applicable, to CDI holders. Please see “Voting Exclusion Statement” for information required by the ASX.

CDIs are exchangeable, at the option of the holder, into shares of our common stock at a ratio of 1:1. Holders of CDIs have the right to attend stockholders’ meetings of the Company and to direct CDN, as the holder of record of the underlying shares of common stock represented by their CDIs, how it should vote the underlying shares of common stock represented by their CDIs. If CDN does not receive a CDI Voting Instruction Form from a CDI holder as to how to vote the underlying shares represented by those CDIs, those shares will not be voted and will not be considered present at the Meeting for quorum purposes. A holder of CDIs will be entitled to vote at the Meeting only if such holder directs CDN to designate such holder as proxy to vote the underlying shares of common stock represented by CDIs held by such holder. Holders of CDIs who wish to direct CDN how to vote the underlying shares of common stock represented by their CDIs should complete and return the enclosed CDI Voting Instruction Form, which is being delivered with this Proxy Statement to each CDI holder. For purposes of voting, CDN will either vote in person at the Meeting or return an executed proxy card prior to the Meeting. All references in this Proxy Statement to proxy or proxy card refer to the CDI Voting Instruction Form, except that all references to the designation by CDN of a holder of CDIs as proxy will have their ordinary meaning.

The record date is April 30, 2008 (the “Record Date”). Only holders of common stock of record and CDN and CDI holders at the close of business on the Record Date are entitled to receive notice of and to vote at, or with respect to CDI holders, to direct CDN how to vote at, the Meeting and any postponement or adjournment thereof. Under arrangements established between the Company and CDN in connection with the issuance of CDIs, the holders of CDIs at the close of business on the Record Date are entitled to notice of and to attend the Meeting and to direct CDN how to vote by completing a CDI Voting Instruction Form.

Voting and Solicitation

Each CDI holder may direct CDN how it should vote at the Meeting by completing and returning the enclosed CDI Voting Instruction Form. If you are a CDI holder and you wish to direct CDN to designate you as proxy to vote the underlying shares of common stock represented by CDIs held by you and attend the Meeting in person, you are encouraged to return your duly executed CDI Voting Instruction Form to Registries Limited or the Company in the manner set out below but may alternatively deliver your completed CDI Voting Instruction Form to us at the Meeting.

Holders of CDIs who are not attending the Meeting must return their duly executed voting instructions, via the enclosed CDI Voting Instruction Form, to Registries Limited or the Company no later than 10:00 a.m. Australian Eastern Standard Time on June 12, 2008 in the manner set out below.

By hand	Registries Limited, Level 7, 207 Kent Street, Sydney NSW 2000, Australia;
By post	Registries Limited, GPO Box 3993, Sydney NSW 2001, Australia; or
Universal Biosensors, Inc., 1 Corporate Avenue, Rowville VIC 3178, Australia;
By facsimile	Registries Limited on +61 2 9279 0664; or Universal Biosensors, Inc. on +61 3 9213 9099.

At the Meeting, CDN will vote the shares represented by all properly dated, executed and returned CDI Voting Instruction Forms in accordance with the instructions of the respective CDI holders (proxies cannot be voted for a greater number of persons than the number of nominees named). If no specific instructions are given, on a properly dated, executed and returned CDI Voting Instruction Form, the shares will be voted “FOR” the nominees for the Board, “FOR” the adoption and approval of the remuneration report of the Company, “FOR” the authorization and approval of the grant of 150,000 employee options to purchase shares of our common stock to Mark Morrisson, and “FOR” the increase to the maximum aggregate amount available out of which non-executive directors’ fees may be paid. In addition, if other matters come before the Meeting, CDN will vote in accordance with its best judgment with respect to such matters. On all matters to be voted on, each share and, accordingly, each CDI, has one vote.

We are making this proxy solicitation by and on behalf of the Board of Directors. The cost of preparing, assembling, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Proxies may be solicited personally or by telephone, electronic mail or facsimile by the Company’s officers, directors and regular employees, none of whom will receive additional compensation for assisting with solicitation.

Quorum; Required Vote

A quorum is required for the transaction of business during the Meeting. A quorum is present when the holders of a one-third of the common stock issued and outstanding and entitled to vote at a meeting are present in person or represented by proxy. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the common stock present in person or represented by proxy at the Meeting and entitled to vote on the subject matter.

The candidates for election as directors at the Meeting who receive the highest number of affirmative votes present or represented by proxy and entitled to vote at the Meeting, will be elected. The approval of the grant of employee options to the Chief Executive Officer and the increase to the maximum aggregate annual amount out of which non-executive directors’ fees may be paid requires the affirmative vote of a majority of the shares of the Company’s common stock present or represented by proxy and entitled to vote at the Meeting. The approval of the Company’s 2007 Remuneration Report is not required by applicable U.S. law, but is customary for ASX listed companies. The affirmative vote of a majority of shares of the Company’s common stock present or represented by proxy and entitled to vote at the Meeting will constitute approval of the report, but this approval is advisory in nature and will not bind the Board of Directors.

Abstentions will not be counted with respect to the election of directors, but will have the effect of negative votes with respect to the option grant approval, the increase to the maximum aggregate annual amount of non-executive directors’ fees approval and the advisory vote on the Remuneration Report.

A “broker non-vote” occurs when a broker or other nominee does not have discretion to vote shares with respect to a particular proposal and has not received instructions from the beneficial owner of the shares.

Generally, brokers have discretion to vote shares on what are deemed to be routine matters. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

Revocability of Proxies

If you are a stockholder entitled to vote or CDI holder and you have submitted a proxy or CDI Voting Instruction Form, you may revoke your proxy or CDI Voting Instruction Form at any time before the Meeting by delivering a written revocation to the Secretary of the Company or by delivering a duly executed proxy or CDI Voting Instruction Form bearing a later date.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Board of Directors has been structured as a ‘staggered Board’ comprising three classes of directors with members in each class of directors serving for staggered three-year terms or until his or her successor is duly elected or until his or her earlier death, resignation or removal. The Board of Directors currently consists of two Class I directors (currently Mr. Andrew Denver and Mr. Andrew Jane), whose initial terms will expire at the Meeting of stockholders to be held in 2009, three Class II directors (currently Mr. Denis Hanley, Dr. Elizabeth Wilson and Mr. Mark Morrisson), whose initial terms expire at this year’s Meeting of stockholders, and two Class III directors (currently Mr. Charles Kiefel and Dr. Colin Adam), whose second term will expire at the Meeting of stockholders to be held in 2010.

Three (3) director nominees are seeking to be re-elected at the Meeting to hold office until the Meeting in 2011, or until their successors are duly elected and qualified: Mr. Denis Hanley, Dr. Elizabeth Wilson and Mr. Mark Morrisson. All of the nominees are presently directors whose term will expire at the Meeting. For details of the qualifications, skills and experience of each of the relevant directors, refer to the section below titled “Board of Directors”. The nominees are willing to be elected and to serve for the three-year term. Management expects that the nominees will be available for election, but if any nominee is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee or nominees to be designated by the Board of Directors to fill any such vacancy. See also “Management of the Company.”

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominated directors. CDN will vote the proxies received by it as directed on the CDI Voting Instruction Form or, if no direction is made in a duly dated, executed and returned CDI Voting Instruction Form, “FOR” this proposal. The election of each director requires a plurality of the shares of Common Stock present and voting at the Meeting.

PROPOSAL TWO — ADVISORY VOTE ON 2007 REMUNERATION REPORT

The Company is providing stockholders and CDI holders the opportunity to vote in respect of the remuneration report of the Company. The vote on the resolution is advisory in nature and does not bind the Board in any way. If the stockholders do not approve the remuneration report, the Remuneration and Nomination Committee will consider if it should change any of its remuneration policies on a prospective basis. The remuneration report comprises the sections set out in this Proxy Statement in the section titled “Compensation of Directors”, “Compensation Discussion and Analysis”, “Compensation Committee Report”, “Summary Compensation Table”, “Grants of Plan-Based Awards During 2007” and “Narrative disclosure to summary compensation table and grants”.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve the Company’s 2007 Remuneration Report. CDN will vote the proxies received by it as directed on the CDI Voting Instruction Form or, if no direction is made in a duly dated, executed and returned CDI Voting Instruction Form, “FOR” this proposal. In order to be adopted as an advisory vote, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

PROPOSAL THREE — GRANT OF OPTIONS

In accordance with ASX Listing Rule 10.14, the Company is seeking the approval of the grant of 150,000 employee options to Mark Morrisson, the Company’s Chief Executive Officer and Managing Director, pursuant to the terms of the Company’s Employee Option Plan (the “Employee Option Plan”). Our Board approved the grant of the options on March 14, 2008, subject to the receipt of stockholder approval.

The 150,000 employee options are proposed to be granted for no cash consideration and with an exercise price of A$0.89 on terms generally consistent with the existing options granted by the Company. The exercise price has been calculated as the average closing price of the Company’s shares on ASX on the five days on which the shares traded prior to the date the Board approved the grant of the options to the Chief Executive Officer and other employees of the Company. The 150,000 employee options would be granted under the Employee Option Plan as soon as practicable after the Meeting and in any event no later than 12 months from the date of the Meeting. The proposed options would vest in three equal tranches with the first tranche vesting on December 31, 2008, the second tranche vesting on December 31, 2009 and the final tranche vesting on December 31, 2010.

When exercisable, each option granted under the Employee Option Plan entitles the holder to subscribe for one fully paid share in the capital of the Company. Each share issued on exercise of an option will rank equally with all other shares then on issue.

The Company will not provide any loans or other financial assistance in connection with the grant or exercise of the proposed options. Following receipt of stockholder approval at the 2007 annual general meeting of the Company, Mark Morrisson was granted 45,000 employee options over our shares with an exercise price of A$1.25 and an expiration date of March 22, 2017. Our Board of Directors has resolved that our non-executive directors comprising Messrs Hanley, Denver, Kiefel, Jane and Drs. Adam and Wilson will not receive employee options and therefore are currently ineligible to participate under the Employee Option Plan.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve the grant of options to Mark Morrisson. CDN will vote the proxies received by it as directed on the CDI Voting Instruction Form or, if no direction is made, “FOR” this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

PROPOSAL FOUR — INCREASE OF POOL OF NON-EXECUTIVE REMUNERATION

ASX Listing Rule 10.17 provides that the Company must not increase the total amount of directors’ fees payable to non-executive directors without the approval of stockholders. The Company is seeking approval of stockholders to increase the total amount of the pool of directors’ fees potentially payable to the non-executive directors of the Company by A$200,000, from A$500,000 to A$700,000 per annum. The change is proposed to take effect upon receipt of stockholder approval.

The current annual limit of A$500,000 available for non-executive directors’ fees was set prior to the initial public offering of the Company’s shares in Australia and quotation of the Company’s shares on ASX. Since the current limit of A$500,000 was established, there has been significant growth in the size and complexity of the Company’s operations and the consequential increase in the demands that are being made on and the responsibilities being imposed on the non-executive directors. The Company has established a commercial manufacturing capability while continuing with its research and development activities. The Company expects that the complexity of the business and the demands placed on non-executive directors will increase further when the Company commences manufacturing and product sales over the next 12 months. Furthermore, in addition to being required to comply with the Listing Rules of ASX, the Company is now subject to the registration and reporting requirements of the United States Securities Exchange Act requiring the Company to file periodic reports and other information with the United States Securities Exchange Commission, as well as comply with proxy solicitation requirements. These compliance obligations have increased further as for the 2008 financial year the Company is subject to the requirements of the Sarbanes-Oxley Act.

The annual remuneration payable to our non-executive directors is currently comprised of:

•	a base fee of A$150,000 per annum for the chairman and A$50,000 for other non-executive directors;

•	an additional fee for directors serving on sub-committees, currently A$5,000 per annum and an additional A$5,000 for each chairman of such sub-committees; and

•	statutory superannuation for the independent non-executive directors, which is currently 9% of the base fee.

Note that no options are granted to the non-executive directors.

The actual total amount of fees and superannuation paid to non-executive directors for the financial year ended December 31, 2007 was A$419,700 (approximately U.S.$352,090).

Following a review by the Remuneration and Nomination Committee in April 2008, the Board of Directors increased the chairman’s fee from A$100,000 to A$150,000. The increase reflects the significant amount of additional time and attention being committed by the chairman to the Company, including a number of trips to the United States in excess of the level of involvement that would customarily be expected.

It is proposed that the Remuneration and Nomination Committee would undertake a further review of non-executive remuneration of the other non-executive directors at the time that the Company commences commercial manufacture and sales. Given that there are currently six non-executive directors (including the chairman), the current limit on non-executive directors fees provides only a limited capacity to increase the fees payable to other non-executive directors. The proposed increase in the total amount of available remuneration would enable the Company to make future increases in the fees payable to non-executive directors. Future increases would be determined by the Remuneration and Nomination Committee in accordance with Company policies.

The Board of Directors, except for the appropriate abstentions by directors as required by the ASX, unanimously recommends that you vote FOR this proposal (Proposal 4 on the Proxy) to increase the total amount of directors’ fees payable to non-executive directors. CDN will vote the proxies received by it as directed on the CDI Voting Instruction Form or, if no direction is made in a duly dated, executed and returned CDI Voting Instruction Form, “FOR” this proposal. In order to be adopted, this proposal must be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present and voting at the Meeting.

VOTING EXCLUSION STATEMENT

As required by the ASX Listing Rules, the Company will disregard any votes cast with respect to Proposal 3

•	by any director of the Company (except a director who is ineligible to participate in the Employee Option Plan) and, if ASX has expressed an opinion under ASX Listing Rule 10.14.3 that approval is required for participation in the Plan by anyone else, that person; and

•	any of their associates.

As required by the ASX Listing Rules, the Company will disregard any votes cast with respect to Proposal 4 by any director of the Company or by any of their associates.

However, the Company need not disregard a vote if it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form; or it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form to vote as the proxy decides.

MANAGEMENT OF THE COMPANY

The following table sets out the name, age and position of our directors, executive officers and certain significant employees at April 15, 2008:

Name	Age	Position	Served Since

Mark Morrisson	46	Chief Executive Officer and Executive Director	2005
Salesh Balak	39	Chief Financial Officer	2006
Cameron Billingsley	31	Company Secretary	2006
Garry Chambers	44	Vice President, Operations	2002
Alastair Hodges, Ph.D.	48	Chief Scientist	2002
Adrian Oates, Ph.D.	47	Vice President, Quality and Regulatory	2007
Andrew Denver	59	Chairman and Non-executive Director	2002
Colin Adam, Ph.D.	64	Non-executive Director	2006
Denis Hanley	60	Non-executive Director	2001
Andrew Jane	46	Non-executive Director	2006
Charles Kiefel	52	Non-executive Director	2006
Elizabeth (Jane) Wilson, M.D.	49	Non-executive Director	2006

Board of Directors

Mr. Mark Morrisson BSc. (Hons.)

Mr. Morrisson has served as our Chief Executive Officer since July 2005 and has been an executive director since August 2006 and a director of Universal Biosensors Pty Ltd since August 2005. Mr. Morrisson is seeking re-appointment at the Meeting as a Class II director until our meeting of stockholders in 2011. After training as a biochemist with the University of Queensland in Australia, in 1986 Mark Morrisson then joined Agen Biomedical Ltd. Mr. Morrisson became a member of Agen Biomedical Ltd’s global management executive team as Vice President of Marketing in 1992 and left Agen Biomedical Ltd in 1995. More recently in 2005, Mr. Morrisson worked as an advisor and consultant for Thallo Biosciences, a San Francisco based corporate and strategic advisor serving the biotechnology and life sciences industries. Between 2001 and 2005, Mr. Morrisson served as an investment manager for CM Capital Investments Pty Ltd, a Brisbane based Venture Capital Investment Company where he led that firm’s investment rounds into CathRx Ltd and Pharmaxis Ltd. Mr. Morrisson holds a Bachelor of Science Degree in Biochemistry (Hons.).

Mr. Andrew Denver BSc. (Hons.), M.B.A., F.A.I.C.D.

Mr. Denver has served as our non-executive Chairman since September 2005 and is a member of the Remuneration and Nomination Committee, a position he took up after stepping down from the Audit & Compliance Committee in January 2008. Prior to this date, Andrew Denver has served as a non-executive director since December 2002. Mr. Denver has served as a director of Universal Biosensors Pty Ltd since December 31, 2002. Mr. Denver’s term of appointment as a director ends on the date of our 2009 Meeting. Between 2002 and 2005, Mr. Denver was President of Pall Asia, a subsidiary of Pall Corporation formed on the acquisition by Pall Corporation of US Filter’s Filtration and Separations business, where he was also President. Pall Corporation is a technology based filtration, separation and purification multinational company. Andrew Denver is a director of PFM Cornerstone Ltd and is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Mr. Denver is a non-executive director of CathRx Ltd, Anzon Australia Ltd and Cochlear Ltd. Mr. Denver graduated from the University of Manchester with a Bachelor of Science Degree (Honors) in Chemistry and achieved a distinction in his M.B.A. at the Harvard Business School and is a Fellow of the Australian Institute of Company Directors.

Dr. Colin Adam B.E. (Met.), Ph.D.

Dr. Adam has been a non-executive director since December 2006 and a director of Universal Biosensors Pty Ltd between July 2002 and December 2006. Dr. Adam’s term of appointment as a director ends on the date of our 2010 Meeting. Dr. Adam is a member of the Remuneration and Nomination Committee. In 2000, Dr. Adam was the Acting Chief Executive of the Commonwealth Scientific and Industrial Research Organization (“CSIRO”), the peak Australian Government body with a mission for technological development and industrial research and development. Prior to that, between 1996 to 1999, Dr. Adam was Deputy Chief Executive directly responsible for all the CSIRO’s commercial activity. Prior to working with the CSIRO, Dr. Adam’s career has included executive positions within the US aerospace industry for Pratt & Whitney Aircraft in Florida and Allied Corporation in New Jersey. Dr. Adam has served as a member of the Australian Government’s Industry Research and Development Board, the Australian Prime Minister’s Science Engineering and Innovation Council and the Victorian Premier’s Science, Engineering and Technology Taskforce. Dr. Adam is a director of PFM Cornerstone Ltd and is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Dr. Adam serves on the Board of Ausmelt Limited and has a Bachelor of Metallurgical Engineering Degree and a Ph.D. in Metallurgy from the University of Queensland.

Mr. Denis Hanley A.M., M.B.A., F.C.P.A., F.A.I.C.D.

Mr. Hanley has served as a non-executive director since September, 2001 and is a member of the Audit & Compliance Committee. Mr. Hanley is seeking reappointment at the Meeting as a Class II director until our meeting of stockholders in 2011. Mr. Hanley is a qualified accountant and company director with more than 35 years experience in the management of technology-based growth businesses. Mr. Hanley has significant experience in developing and commercializing new technology based Australian corporations to become successful global entities. His experience includes 14 years as chief executive officer of Memtec Limited, growing the start-up company to become an international force in filtration and separations technology, listed on the New York Stock Exchange. Prior to this, Mr. Hanley spent more than a decade at global medical company Baxter Healthcare, both in the U.S. and also as Australian Managing Director. Mr. Hanley has served on the Australian Industry Research and Development Board and various technology councils and roundtables. Denis Hanley is a director of PFM Cornerstone Ltd and is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Mr. Hanley is currently non-executive Chairman of Pharmaxis Ltd and CathRx Ltd. Mr. Hanley holds an M.B.A. with High Distinction from Harvard Graduate School of Business, where he was named a Baker Scholar.

Mr. Andrew Jane BSc. (Hons.), MSc.

Mr. Jane has served as a non-executive director since August 2006 and is Chairman of the Remuneration and Nomination Committee. Andrew Jane was a director of Universal Biosensors Pty Ltd between August 15, 2006 and December 6, 2006. Mr. Jane’s term of appointment as a director ends on the date of our 2009 Meeting. In 2003, Mr. Jane joined CM Capital Investments Pty Ltd, a Brisbane based venture capital investment company, as an Investment Manager and was promoted to Partner in 2006. Prior to this, Mr. Jane worked for Lake Technology, an audio technology company as Director of Business Development and Licensing, where he worked closely with Lake Technology’s strategic partner, Dolby Laboratories an audio technology company in San Francisco, and was responsible for a significant number of global licensing deals during his four years there. Prior to Lake Technology, Mr. Jane held R&D management positions of increasing responsibility at AGEN Biomedical and the CSIRO. Mr. Jane is currently a director of Advent Pharmaceuticals Pty Ltd and an observer to the Board of Metastatix, Inc. Andrew Jane received his Master of Science. in Instrumentation from the University of Manchester Institute of Science and Technology and holds a Bachelor of Science. (Honors) in Physics from St Andrews University in Scotland.

Mr. Charles Kiefel B.Com., F.C.A., F.A.I.C.D.

Mr. Kiefel has served as a non-executive director since December 2006 and was a director of Universal Biosensors Pty Ltd between September 2002 and December 6, 2006. Charles Kiefel’s term of appointment as a director ends on the date of our 2010 Meeting. Mr. Kiefel is member of the Audit & Compliance Committee.

Mr Kiefel is a Fellow of the Institute of Chartered Accountants in Australia and a Fellow of the Australian Institute of Company Directors. Mr. Kiefel has more than 20 years experience in finance, investment banking and the investment sector in London with Lazard Bros, New York with Lazard Freres, Sydney with Ord Minnett and with ANZ Investment Bank. Mr. Kiefel is a director of PFM Cornerstone Ltd and is a founder and director of The Principals Funds Management Pty Ltd, a company which helps Australian technology businesses commercialize their technologies. Charles Kiefel serves on the advisory boards of one of Australia’s largest private equity funds, CHAMP II Fund. Mr. Kiefel is a Director of Business Development for two major US money managers, Turner Investment Partners and LSV Asset Management and until December 2007 was also a non-executive director of Pharmaxis Ltd, a position he resigned from.

Dr. Elizabeth Wilson M.B.B.S., M.B.A., F.A.I.C.D., M.D.

Dr. Wilson has served as a non-executive director and independent member of the Board of Directors of Company since December 2006. Dr. Wilson is Chairman of the Audit & Compliance Committee and until January 2008, a member of the Remuneration and Nomination Committee. Dr. Wilson is seeking re-appointment at the Meeting as a Class II director until our meeting of stockholders in 2011. Dr. Wilson is the Finance Director of the Winston Churchill Memorial Trust and was the inaugural Chair of Horticulture Australia Ltd from 2000 to 2004. She is involved in a number of charitable and cultural organizations and has also served on the Queensland Government Biotechnology Taskforce and the boards of Energex Ltd, WorkCover Queensland, AGEN Biomedical Limited and Protagonist Ltd. Dr. Wilson is a member of the Queensland Premier’s Smart State Council and a member of the University of Queensland Senate. She has an M.B.A. from the Harvard Business School where she studied agribusiness and the health sector. Dr. Wilson is the current Chairman of IMBcom Limited, the commercialization company of the Institute for Molecular Bioscience, and is Immediate Past President of the Australian Institute of Company Directors — Queensland Division, as well as a director of CathRx Ltd, UQ Holdings Ltd and the National Archives Advisory Council.

Executive Officers

Mr. Salesh Balak B.A., C.A.

Mr. Balak has served as our Chief Financial Officer since November 2006. Prior to joining Universal Biosensors, he was chief financial officer and company secretary of Pearl Healthcare Limited, an ASX listed entity engaged in the manufacturing and healthcare sector. Salesh Balak joined Pearl Healthcare Limited in April 2003 initially as its Group Accounting Manager and was promoted to Chief Financial Officer in June 2004. Whilst at Pearl Healthcare Limited, Mr. Balak was instrumental in the successful acquisition of four businesses and integration of its existing businesses. Prior to joining Pearl Healthcare Limited, Salesh Balak spent 13 years in the Business Services, Audit and Financial Advisory Services divisions of KPMG in both the Melbourne and Fiji offices. He holds a Bachelor of Arts in accounting and economics and is a member of the Institute of Chartered Accountants and Certified Practicing Accountants.

Mr. Cameron Billingsley L.L.B. (Hons.), B.A.

Mr. Billingsley has served as our Company Secretary since February 2006. Mr. Billingsley has been involved with us as a corporate attorney since our incorporation in 2001. Cameron Billingsley is a corporate lawyer and is the principal and founder of PFM Legal Pty Ltd, a company established to provide company secretarial and general counsel services to Australian technology businesses and has been engaged in this business since April 2004. Cameron Billingsley provides his services as Company Secretary and general legal counsel to us through PFM Legal Pty Ltd. Prior to establishing PFM Legal Pty Ltd, Mr. Billingsley was a corporate lawyer at Piper Alderman Solicitors in Sydney, Australia between January 2001 and April 2004. Mr. Billingsley is also a director of The Principals Funds Management Pty Ltd, which help Australian technology businesses commercialize their technologies. Mr. Billingsley holds a Bachelor of Laws (Honors) and Bachelor of Arts from the University of Technology, Sydney in Australia.

Mr. Garry Chambers

Mr. Chambers has served as our Head of Engineering since April 2002 and as Vice President of Operations since September 1, 2006. Prior to joining Universal Biosensors Pty Ltd, Mr. Chambers was a senior engineer with MediSense (UK), one of the first biotechnology companies to produce mass market biosensors.

In 1991, Garry Chambers migrated to Australia to join Memtec Limited, a company involved in the operation, design and installation, filtration and separation of products for water supply and waste water recycling plants, to work on sensor technologies. From 1999 to 2001, he was part of a core team based in the United States, developing the glucose sensor technology. Mr. Chambers is an inventor on 13 patents issued and pending.

Dr. Alastair Hodges BSc. (Hons.), Ph.D.

Dr. Hodges has been working in the field of electrochemical sensors for the last 12 years and has served as our Chief Scientist since April 2002. Dr. Hodges has a BSc. (Hons.) in chemistry and gained a Ph.D. in electrochemistry from the University of Melbourne in 1987. Dr. Hodges worked as a research scientist, then senior and principle research scientist in the Defense Science and Technology Organization and the CSIRO in the fields of electrochemistry and transport processes, particularly involving membranes, until 1995, when he joined Memtec Limited to work on sensor technologies. Memtec was involved in the operation, design and installation, of filtration and separation products for water supply and waste water recycling plants. From 1999 to 2001 Dr. Alastair Hodges led a team that worked in the US on the development of glucose sensor technology. Dr. Hodges has published thirteen papers in refereed journals, is the primary inventor of issued patents in 25 families and has pending patent applications in a further 12 families.

Dr. Adrian Oates BSc, MSc(Preliminary), Ph.D.

Dr. Oates joined us in September 2007 as Vice President, Quality & Regulatory having spent over 20 years in the device, biological and pharmaceutical health care industries. His early career was as a research scientist and manager as well as head of project management at CSL Limited where a number of intravenous protein based replacement products were developed and commercialized. In 2000, he was appointed as Quality Director to oversee the implementation of the new Good Manufacturing Practices Code. He moved in 2004 to Cochlear Limited as Vice President, Quality & Regulatory. Worldwide registration, accreditation and launch of a new sterile implantable medical device lead to a return to CSL Limited as Quality Director where successful FDA accreditation for Influenza vaccine was obtained. He holds a BSc (Biochemistry/Microbiology), a Master of Science (Preliminary) and a Doctor of Philosophy (Medicine) from Monash University.

See also “Management of the Company” and “Management of the Company — Board of Directors.”

Involvement in Certain Legal Proceedings

None.

Corporate Governance

We are not listed on a U.S. securities exchange and, therefore, not subject to the corporate governance requirements of any such U.S. exchange, including those relating to independence of directors. For purposes of determining whether our directors are independent under applicable rules and regulations promulgated by the Securities and Exchange Commission, we have chosen to use the definition of “independence” established by the Nasdaq Stock Market under its Marketplace Rule 4200(a)(15), as permitted by such rules and regulations.

We have determined that Mr. Jane and Dr. Wilson are independent as defined under the Marketplace Rules of the Nasdaq Stock Market.

We have also determined that Mr. Morrison is not independent as defined under the Marketplace Rules of the Nasdaq Stock Market because he is the Chief Executive Officer of the Company.

Finally, we have determined that Messrs. Hanley, Denver and Kiefel and Dr. Adam are not independent as defined under the Marketplace Rules of the Nasdaq Stock Market solely as a result of the following transaction:

Our underwriter to the December 4, 2007 renounceable rights issue, Wilson HTM Corporate Finance Ltd, paid US$396,720 for sub-underwriting part of the renounceable rights issue to PFM Cornerstone Ltd, a corporation of which our directors Messrs. Hanley, Denver and Kiefel and Dr. Adam each holds issued shares representing 2.6%, 2.5%, 2.5% and 2.3% interests (excluding granted options), respectively, and of which each is a director and an executive officer. These fees represented more than 5% of the revenues of PFM Cornerstone Ltd for fiscal year 2007. In addition, PFM Cornerstone Ltd holds 13,476,406 of our issued shares.

Because of this transaction involving PFM Cornerstone Ltd and the positions held by these directors with PFM Cornerstone Ltd, the Board has determined that Messrs. Hanley, Denver, Kiefel and Dr. Adam are not independent.

In reaching its conclusions regarding “independent directors” as defined under the Marketplace Rules of the Nasdaq Stock Market, the Board also considered the following relevant transactions:

Dr. Elizabeth (Jane) Wilson is the spouse of Mr. Steven Wilson who is a substantial stockholder and officer of the parent company of Wilson HTM Corporate Finance Ltd, the underwriter of the renounceable rights issue in 2007. Wilson HTM Corporate Finance Ltd was paid A$1,626,687 by us in connection with the renounceable rights issue. The Board concluded that this transaction would not interfere with the ability of Dr. Wilson to exercise independent judgment in carrying out her responsibilities as a director.

The Board also considered the Company’s payment of US$325,000 for capital raising services in the year ended December 31, 2006 to The Principal Funds Management Pty Ltd, a corporation of which Messrs. Hanley, Denver, Kiefel and Dr. Adam each owns 25%, and of which each is a director. These fees represented more than 5% of the revenues of The Principal Funds Management Pty Ltd. The Board concluded that these transactions would not interfere with the ability of any of these directors to exercise independent judgment in carrying out his responsibilities as a director.

We are also subject to the corporate governance requirements of the ASX Listing Rules. Under the ASX guidelines for determination of director independence, the holding of a substantial interest in the Company’s shares is considered to be a matter that may affect independence. ASX guidelines consider the holdings of a shareholder of a company to be substantial if the holdings exceed 5% of outstanding shares of that company. As a result, Messrs. Hanley, Denver, Jane, Kiefel and Dr. Adam may not be considered independent for the purposes of ASX guidelines.

Board Committees

Our Board of Directors met on eleven occasions during the year ended December 31, 2007 and acted by written consent on three occasion(s). Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which he or she served. There are two committees of the Board: the Audit and Compliance Committee and the Remuneration and Nomination Committee.

Members of our Board of Directors are encouraged to attend the Meeting of Stockholders if they are available. All members of our Board of Directors, other than Mr. Kiefel, attended the Meeting of Stockholders held in 2007.

Audit Committee

The current members of the Audit and Compliance Committee are Mr. Denis Hanley, Mr. Charles Kiefel and Dr. Elizabeth Wilson (chairman). The members of the Audit and Compliance Committee during fiscal year 2007 were Mr. Andrew Denver, Mr. Denis Hanley, Mr. Charles Kiefel and Dr. Elizabeth Wilson (chairman). Mr. Andrew Denver stepped down from the Audit and Compliance Committee in January 2008 and joined the Remuneration and Nominating Committee. The Audit and Compliance Committee is governed by a formal charter, a copy of which is available on our website at www.universalbiosensors.com. The Board has determined that neither Mr. Hanley nor Mr. Kiefel meet the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. The Board has determined that Dr. Wilson does meet the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. As noted, Messrs Hanley and Kiefel may also not be regarded as independent under ASX guidelines because of their substantial interest in shares in the Company. During the year ended December 31, 2007, the Committee met on nine occasions.

The Board has determined that Mr. Denis Hanley qualifies as an “audit committee financial expert,” as defined under rules and regulations of the Securities and Exchange Commission.

Report of the Audit and Compliance Committee

The Audit and Compliance Committee’s primary role is to assist the Board of Directors in fulfilling its responsibility for oversight of the Company’s financial and accounting operations. The Board has determined that neither Mr. Hanley nor Mr. Kiefel meets the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. The Board has determined that Dr. Wilson does meet the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. As noted, Messrs Hanley and Kiefel may also not be regarded as independent under ASX guidelines because of their substantial interest in shares in the Company. During the year ended December 31, 2007, the Committee met on nine occasions.

In discharging its responsibility for oversight of the audit process, the Committee obtained from the independent auditors, PricewaterhouseCoopers, a formal written statement describing any relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that might impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee discussed and reviewed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements for the fiscal year ended December 31, 2007.

The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007, with management and the independent auditors. Management has the responsibility for preparation of the Company’s financial statements and the independent auditors have the responsibility for examination of those statements. Based upon the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

By the Audit and Compliance Committee

Elizabeth Wilson (chairman)
Denis Hanley
Charles Kiefel

Remuneration and Nomination Committee

The current members of the Remuneration and Nomination Committee are Dr. Colin Adam, Dr. Andrew Denver and Mr. Andrew Jane (chairman). The members of the Remuneration and Nomination Committee during fiscal year 2007 were Dr. Colin Adam, Dr. Elizabeth (Jane) Wilson and Mr. Andrew Jane (chairman). Dr. Wilson was replaced by Mr. Andrew Denver in January 2008. The Remuneration and Nomination Committee is governed by a formal charter, a copy of which is available on our website at www.universalbiosensors.com. The Board has determined that Dr. Adam and Mr. Denver do not meet the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. The Board has determined that Mr. Jane and Dr. Wilson do meet the criteria for being independent under the Marketplace Rules of the Nasdaq Stock Market. As noted above, Dr. Adam, Mr. Denver and Mr. Jane may not be regarded as independent under ASX guidelines because of their substantial interest in shares of the Company. The primary functions of the Remuneration and Nomination Committee are to develop and facilitate a process for Board and Director evaluation, assess the availability of Board candidates, make specific recommendations to the Board on remuneration and incentive plans for Directors and senior management, advise the Board on the recruitment, retention and termination policies for senior management and undertake a review of the Chief Executive Officer’s performance, at least annually, including recommending to the Board the Chief Executive Officer’s goals for the coming year and reviewing progress in achieving those goals. The Remuneration and Nomination Committee met on three occasions during the year ended December 31, 2007.

If necessary, the Remuneration and Nomination Committee may utilize a variety of methods for identifying and evaluating potential nominees to the Board of Directors. Recommendations may come from current Board members, professional search firms, members of management, stockholders or other persons. The Remuneration and Nomination Committee will consider recommendations from any reasonable source, including director nominees recommended by stockholders. Stockholders wishing to suggest potential nominees can do so by contacting the Company Secretary. In assessing the qualifications of potential nominees, the Remuneration and Nomination Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third party reference checks and on such other diligence information as is reasonably available.

Nominations of persons for election to our Board of Directors may be made at any Meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors in accordance with the requirements of our amended and restated certificate of incorporation and amended and restated by-laws. Stockholders wishing to appoint a director must give timely notice thereof in proper written form. To be timely, a stockholder’s notice in the form required by our certificate of incorporation and by-laws must be delivered to or mailed and received at our principal executive offices: (a) in the case of a Meeting, not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding Meeting, provided, however, that in the event that the Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Meeting; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Remuneration and Nomination Committee during fiscal year 2007 were Dr. Colin Adam, Dr. Elizabeth (Jane) Wilson and Mr. Andrew Jane (chairman). Dr. Wilson was replaced by Mr. Andrew Denver in January 2008. Prior to the establishment of our Remuneration and Nomination Committee in 2007, our Board of Directors was responsible for determining executive remuneration. None of our executive officers or employees other than Mr. Mark Morrisson participated in deliberation with respect to executive officer compensation.

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. None of the members of our compensation committee have been an officer or employee of us or one of our subsidiaries.

For more information on the Committee’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors.”

Nominating and Corporate Governance Committee

See “Board Committees — Remuneration and Nomination Committee”

Compensation of Directors

The following table provides information about the compensation of our directors for the year ended December 31, 2007. All compensation set out below for the year ended December 31, 2007 is presented in U.S. dollars using the average exchange rate for the 2007 financial year which was A$1.00 to U.S.0.8389.

					Change in
					Pension
					Value and
					Non-qualified
				Non-Equity	Deferred
	Fees Earned of	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation(1)	Total
Name	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$

Andrew Denver	88,085	—	—	—	—	7,928	96,013
Dr Colin Adam	46,140	—	—	—	—	4,153	50,293
Denis Hanley	46,140	—	—	—	—	4,153	50,293
Andrew Jane	50,334	—	—	—	—	—	50,334
Charles Kiefel	46,140	—	—	—	—	4,153	50,293
Dr Elizabeth (Jane) Wilson	50,334	—	—	—	—	4,530	54,864

(1)	Represents compulsory superannuation payment of 9% of base pay. Andrew Jane does not receive superannuation as his directors fees are invoiced by his employer.

Our Remuneration and Nomination Committee makes recommendations to the Board of Directors with respect to the remuneration and benefits provided to directors and executive officers. The Board of Directors then determines what levels of director remuneration and benefits are appropriate. Pursuant to the Listing Rules of the ASX, our stockholders have approved an aggregate remuneration pool available to non-executive directors of approximately $419,450 (equivalent to A$500,000) per annum. Proposal 4 seeks stockholder approval to increase the aggregate remuneration pool for non-executive directors. The annual remuneration payable to our non-executive directors is currently comprised of:

•	a base fee of A$150,000 per annum for the chairman and A$50,000 for other non-executive directors;

•	an additional fee for directors serving on sub-committees, currently A$5,000 per annum and an additional A$5,000 for each chairman of such sub-committees; and

•	statutory superannuation for the independent non-executive directors, which is currently 9% of the base fee (other than Mr. Jane who does not receive superannuation as his directors fees are invoiced by his employer).

In addition, a director may be paid all traveling and other expenses properly incurred in attending meetings of directors or committees or stockholder meetings or otherwise in connection with the execution of his or her duties.

Code of Ethics

We have adopted a Code of Ethics for our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available on our website at www.universalbiosensors.com. We intend to satisfy any disclosure requirement under item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics for our Chief Executive Officer and Chief Financial Officer, by posting such information on our website at www.universalbiosensors.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Principles used to determine the nature and amount of remuneration

The objective of our executive reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The framework aligns executive reward with achievement of strategic objectives and the creation of value for stockholders and conforms with market best practice for delivery of reward. Our performance depends upon the quality of our directors and executives. In order to attract, motivate and retain highly skilled directors and executives, we embody the following principles in our remuneration framework:

•	Provide competitive remuneration to attract, motivate and retain high caliber directors and executives with appropriate skills and experience;

•	Remunerate with a mix of short and long term components;

•	Remunerate executives according to individual performance and pre-determined benchmarks through cash bonuses; and

•	Link executive remuneration to stockholder value through options.

The Remuneration and Nomination Committee has processes in place to review the performance of the Board of Directors and our senior executives. Our Remuneration and Nomination Committee takes into consideration elements such as the following in setting compensation policies:

•	peer group comparisons with our financial performance;

•	regulatory requirements;

•	rate of employee turnover;

•	content and effectiveness of our employee training;

•	results of any employee surveys; and

•	ability to retain and attract new employees.

Corporate performance is also taken into account in setting compensation policies and making compensation decisions.

Our executive remuneration comprises of separate and distinct components. The framework provides a mix of fixed pay and a blend of short and long-term incentives. As executives gain seniority with the group, the balance of this mix shifts to a higher proportion of “at risk” rewards such as bonuses and employee options. The executive remuneration framework currently has four components:

•	base pay;

•	short-term performance incentives in the form of cash bonuses;

•	long-term incentives through participation in our employee stock option plan (“Employee Option Plan”); and

•	statutory superannuation.

The combination of these comprises the executive’s total remuneration.

Base pay and cash bonuses are paid in cash. Options, which constitute the current form of long-term equity incentive take the form of options granted under our Employee Option Plan. Executive remuneration has provided substantial grants of stock options in order to promote share ownership as a direct means of aligning the interests of executive officer’s with the interests of our stockholders.

Base pay

Executives are offered a base pay that comprises the fixed component of their remuneration. Base pay is structured as a total employment cost package, which may be delivered as a combination of cash and prescribed non-financial benefits at the executives’ discretion. Base pay is provided to meet competitive salary norms. Base pay for senior executives is reviewed annually to ensure the executive’s pay is competitive with the market. An executive’s pay is also reviewed on promotion. There are no guaranteed base pay increases included in any senior executives’ contracts. In setting base salaries, consideration is given to salary compensation of executive officers within our industry and the performance of the executive in previous years. The industry comparisons are used for guidance purposes only. It is the intention of the Remuneration and Nomination Committee to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance that bring continuing and increasing value to our stockholders.

Short-term incentives — Cash bonuses

If the executive achieves pre-determined milestones as set by the Remuneration and Nomination Committee, a cash bonus, up to a maximum amount for each executive set by the Remuneration and Nomination Committee, may be paid to the relevant executive. The Remuneration and Nomination Committee may also decide to pay discretionary bonuses to executives depending on their performance during the financial year. The cash bonuses are awarded to reward superior performance against short-term goals. We believe that paying such cash bonuses will:

•	promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourage superior results by providing a meaningful incentive; and

•	support teamwork among employees.

If payable, cash bonuses are payable in the first quarter of each year. Each executive has a maximum potential cash bonus set by the Remuneration and Nomination Committee and determined depending on the accountabilities of the role and impact on the organization.

Each year, the Remuneration and Nomination Committee considers the appropriate targets and key performance indicators to link short-term incentives and the level of payout if targets are met. This includes setting any maximum cash bonuses that may be paid to an executive, and minimum levels of performance to trigger payment of short-term incentives.

For the year ended December 31, 2007, the key performance indicators linked to short-term incentives were based on Group, departmental and personal objectives. The key performance indicators required performance in achieving specific targets as well as other key, strategic non-financial measures linked to drivers of performance in future reporting periods. For the year ending December 31, 2008, the key performance indicators are based on the same principles as the preceding year.

The Remuneration and Nomination Committee is responsible for assessing whether the key performance indicators are met. To help make this assessment, the Remuneration and Nomination Committee receives detailed reports on performance from management.

The cash bonus payments may be adjusted up or down in line with under or over achievement against the target performance levels. This is at the discretion of the Remuneration and Nomination Committee.

Long-term incentives — Options

Our long term incentives currently consist of stock option grants. Our Employee Option Plan was adopted in 2004 and approved by our stockholders in October 2006. The Employee Option Plan permits our Board to grant employee stock options to our employees, directors and consultants. The total number of shares that may be issued under the Employee Option Plan is such maximum amount permitted by law and the Listing Rules of the ASX and the limits imposed on our authorized capital in our amended and restated certificate of incorporation. The overall objective for our Employee Option Plan is to provide an equitable and competitive means to reward our executive and other officers for their contribution to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our stockholders, by linking the long-term value of the compensation to stockholder returns;

•	generally provide annual grants of options that are market competitive; and

•	improve our ability to attract and retain officers.

The value of options granted is determined at the time of Board of Directors approval to grant and there is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interest of our stockholders.

The grant of stock options to our officers is based primarily on their performance, title and base pay. Options granted to date have had a ten-year term and generally vest in equal tranches over three years. Our policies for allocating compensation between long-term incentives (granting of options) and currently paid out compensation (base pay and short-term incentives) is to achieve the goals set above. The granting of options is currently the only form of non-cash compensation provided by us. Currently, the allocation between long-term and short term incentives is determined by the Remuneration and Nomination Committee having regard to the seniority and experience of the employee.

Stock-option awards are generally granted annually in conjunction with the review of the performance of our executive and other officers.

Other remuneration — Superannuation

As required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all employees at an amount up to nine percent of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.

Overview of the compensation process

The composition of compensation for our executive officers includes: base pay, cash bonus, stock-based awards and superannuation. The elements of executive compensation are discussed at the meetings of our Remuneration and Nomination Committee. During the end or beginning of each year, the Remuneration and Nomination Committee discusses the base salaries and cash bonus plans for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the base pays and cash bonus plan recommended by the Remuneration and Nomination Committee; though if it does not, it could ask the Remuneration and Nomination Committee to prepare revised recommendations. At or about the same time the Remuneration and Nomination Committee subject to the approval of the Board of Directors grants stock-based awards to our executive and other officers. Under Australian Law, options granted to directors (who may or not be executives) require stockholder approval.

As part of the Remuneration and Nomination Committee’s process, the Managing Director/Chief Executive Officer meets with our Human Resources Manager, and reviews the elements of each executive officer’s (excluding the Managing Director/Chief Executive Officer’s) compensation during the preceding years. Typically, the Human Resources Manager makes compensation recommendations to the Managing Director/Chief Executive Officer for each of our executive officers (excluding the Managing Director/Chief Executive Officer’s compensation). The Managing Director/Chief Executive Officer then presents these recommendations to the Remuneration and Nomination Committee. The Chairman of the Remuneration and Nomination Committee may liaise with the Human Resources Manager whilst reviewing the Managing Director/Chief Executive Officer’s compensation. Our executive officers are not present when our Human Resources Manager makes her recommendations or during the Remuneration and Nomination Committee’s deliberations on the compensation of our executive officers.

Compensation Committee Report

The Remuneration and Nomination Committee have reviewed and discussed the information described under the caption “Compensation Discussion and Analysis” with members of management. Based on our review and discussion with management, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Remuneration and Nomination Committee

Mr. Andrew Jane (chairman)
Dr. Colin Adam
Mr. Andrew Denver

You should consider this report to be “soliciting materials” or to be “filed” with the SEC. It also is not subject to the liabilities of section 18 of the Exchange Act. In addition, this report shall not be deemed incorporated by reference into any prior or subsequent filing by us under U.S. federal securities laws, except to the extent that we specifically incorporate it by reference into a document filed by us under U.S. federal securities laws.

Summary Compensation Table

Our named executives are all employed by our wholly owned subsidiary, Universal Biosensors Pty Ltd. As a result their compensation is paid in Australian dollars. All compensation set out below for the years ended December 31, 2007 and December 31, 2006 are presented in U.S. dollars using the average exchange rate for the 2007 financial year which was A$1.00 to U.S.$0.8389 and average exchange rate for the 2006 financial year which was A$1.00 to U.S. $0.7535.

				Option	All Other
Name and Principal		Salary	Bonus	Awards(1)	Compensation(3)	Total
Position	Year	U.S.$	U.S.$(2)	U.S.$	U.S.$	U.S.$

Mark Morrisson —	2006	197,099	48,978	155,693	17,731	419,411
Managing Director/Chief Executive Officer(4)	2007	230,304	35,444	70,484	20,727	356,959
Salesh Balak —	2006	8,948	—	—	805	9,753
Chief Financial Officer(5)	2007	145,934	16,778	81,922	13,134	257,768
Ian Bennett —	2006	88,985	—	—	8,009	96,994
Chief Financial Officer(6)
Alastair Hodges —	2006	165,215	—	11,638	14,869	191,722
Chief Scientist	2007	201,212	4,195	16,470	18,109	239,986
Garry Chambers —	2006	130,164	—	10,019	11,715	151,898
Vice President, Operations	2007	168,158	—	16,470	15,134	199,762
Adrian Oates —	2007	61,170	—	56,626	5,505	123,301
Vice President, Quality and Regulatory(7)

(1)	Refer to Note 6, “Stock Option Plan,” to the financial statements in our Annual Report on Form 10-K for the period ended December 31, 2007, filed with the SEC on March 28, 2008, for the relevant assumptions used to determine the valuation of option awards.

(2)	Amounts reported in this column represent the cash annual incentive award for 2007 performance under our annual incentive plan. Bonus payments were approved by our Board of Directors after December 31, 2007.

(3)	Represents compulsory superannuation payment of 9% of base pay.

(4)	No directors’ fees are payable to Mr. Morrisson in addition to his executive remuneration set out above.

(5)	Mr. Salesh Balak commenced his employment with us in November 2006.

(6)	Mr. Ian Bennett resigned in October 2006.

(7)	Dr. Adrian Oates commenced his employment with us in September 2007.

Grants of Plan-Based Awards During 2007

The following table provides information regarding the plan-based awards that we made to the named executive officers during the year ended December 31, 2007.

								All			Grant
								Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:		Value of
					Estimated Future			Number of	Number of	Exercise or	Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Payouts Under Equity			Shares	Securities	Base Price	Option/
			Target		Incentive Plan Awards			of Stock	Underlying	of Option	SAR
	Grant	Threshold	Grant	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	U.S.$	U.S.$	U.S.$	#	#	#	(#)	(#)(1)	(U.S.$/Sh)	(U.S.$)(2)

Mark Morrisson	23-3-07	—	—	—	—	—	—	—	45,000	0.95	0.64
Salesh Balak	23-3-07	—	—	—	—	—	—	—	208,000	0.95	0.64
Alastair Hodges	23-3-07	—	—	—	—	—	—	—	36,000	0.95	0.64
Garry Chambers	23-3-07	—	—	—	—	—	—	—	36,000	0.95	0.64
Adrian Oates	19-9-07								400,000	1.02	0.64

(1)	With the exception of Dr. Adrian Oates, the stock option awards shown in the table above are stock options that were awarded to the named executive officers on March 23, 2007. With the exception of the stock options granted to Dr. Adrian Oates, all options granted to employees in 2007 vest in three equal tranches over three years with the first tranche vesting on December 31, 2007, the second tranche vesting on December 31, 2008 and the third tranche vesting on December 31, 2009. The stock options were granted to Dr. Adrian Oates on September 19, 2007 vest in three equal tranches over three years with the first tranche vesting on June 30, 2008, the second tranche vesting on June 30, 2009 and the third tranche vesting on June 30, 2010.

(2)	The fair value of the option grants were estimated on the date of each grant using the Black-Scholes pricing model.

Narrative disclosure to summary compensation table and grants

Employee Option Plan

Our Employee Option Plan was adopted by the Board of Directors in 2004 and approved by our stockholders in October 2006. The Employee Option Plan permits our Board to grant stock options to our employees, directors and consultants. The total number of shares that may be issued under the Employee Option Plan is such maximum amount permitted by law and the Listing Rules of ASX. When exercisable, each option is convertible into one share of common stock at an exercise price determined on the date of grant. The contractual life of each option granted is ten years. No option holder has any right under the option to participate in any other issues of shares of our common stock or any other entity without first having exercised the options. The exercise price and any exercise conditions are determined by the Board at the time of grant of the options. Any exercise conditions must be satisfied before the options vest and become capable of exercise. The options lapse on such date determined by the Board at the time of grant or earlier in accordance with the Employee Option Plan. Options granted to date have had a ten year term and generally vest in equal tranches over three years. Options may be subject to adjustment in the event of a stock split, stock dividend, consolidation or other change in the structure of our capitalization. Options carry no dividend or voting rights.

Executive Service Agreements

Remuneration and other terms of employment for the executive officers are formalized in executive service agreements. The terms and conditions of each of the employment agreements with our executive officers who continued to serve at December 31, 2007 are substantially similar, a summary of which is set out below:

•	the executive must devote his time and attention exclusively to our business and affairs and the business and affairs of Universal Biosensors Pty Ltd;

•	the executive is bound by customary confidentiality, intellectual property assignment and non competition clauses;

•	the executive’s salary is to be reviewed on an annual basis;

•	whilst there is no provision or contractual right to receive further compensation, the executive may be entitled to a discretionary cash bonus or be granted stock options under the Employee Option Plan as recommended by the Remuneration and Nomination Committee and determined by our Board of Directors from time to time;

•	each party has the right to terminate the agreement by giving three months notice to the other party;

•	we may also terminate the agreement, at any time with reasonable notice, if the executive is mentally or physically unfit to perform the executive’s duties for a total of two months in any 12 month period or, with immediate effect for cause, for default by the executive in the performance of the executive’s responsibilities or the discharge of the executive’s duties, for fraudulent or dishonest conduct by the executive or intemperate use of alcohol or drugs by the executive or conviction of the executive for the commission of a felony or willful or intentional injury to our business or affairs; and

•	each agreement, with the exception of the agreement with Dr. Oates, will terminate automatically on a date specified in the executive employment agreement unless extended by us from time to time. If the parties do not expressly extend the agreement, the executive’s employment will automatically extend for a further 12 months on the same terms. Dr. Oates’ agreement does not have a specific end date and terminates with notice in accordance with its terms.

Subject to applicable law, other than payments during the notice period and any outstanding annual leave and long service leave entitlements, no additional payments are payable on termination or change of control. All contracts with executives may be terminated early by either party with three months notice or immediately for cause.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2007 regarding equity awards, including unexercised stock options that had not vested, for each of the named executive officers.

	Option Awards
			Equity
			Incentive
			Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying	Option
	Unexercised	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	(U.S.$)	Date

Mark Morrisson	637,956	322,604	—	0.26	December 31, 2015
	15,000	30,000	—	0.95	March 22, 2017
Salesh Balak	69,333	138,667	—	0.95	March 22, 2017
Alastair Hodges	768,447	—		0.22	December 30, 2013
	10,874	25,374	—	0.26	December 31, 2015
	12,000	24,000	—	0.95	March 22, 2017
Garry Chambers	576,336	—	—	0.22	December 30, 2013
	10,874	25,374		0.26	December 31, 2015
	12,000	24,000	—	0.95	December 31, 2015
Adrian Oates	—	400,000	—	1.02	September 18, 2017

Option Exercises and Stock Vested

There have been no exercises of stock options, SARs or similar instruments, or vesting of stock, including restricted stock, restricted stock units or similar instruments, during fiscal year 2007 by any named executive officer.

Pension benefits

We do not provided pension benefits to our named executives. Instead, as required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all employees at an amount up to nine percent of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Potential payments upon Termination or Change-in-control

See “Executive Compensation — Narrative disclosure to summary compensation table and grants — Executive Service Agreements.”

Equity Compensation Plan Information

Set out below are details of our Employee Option Plan as at December 31, 2007.

	Equity Compensation Plan Information
	Number of Securities to be
	Issued Upon Exercise of	Weighted Average Exercise		Number of Securities
	Outstanding Options,	Price of Outstanding		Remaining for Future
Plan Category	Warrants and Rights	Options, Warrants and Rights		Issuance

Equity compensation plans approved by security holders	4,946,395	U.S. $	0.55	(1)
Equity compensation plans not approved by security holders	—		—	(1)
Total	4,946,395	U.S. $	0.55	(1)

(1)	The number of employee options able to be granted is limited to the amount permitted to be granted at law, the ASX Listing Rules and by the limits on our authorized share capital in our certificate of incorporation. The Listing Rules of ASX generally prohibits companies whose securities are quoted on ASX from issuing securities exceeding 15% of issued share capital in any 12 month period, without stockholder approval.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Registered Public Accounting Firm

Our Audit and Compliance Committee has appointed PricewaterhouseCoopers as our independent public accountants for the fiscal year ended December 31, 2008. Representatives of PricewaterhouseCoopers will be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In July 2006, prior to being admitted to ASX and our CDIs being quoted on ASX, we requested that our then current auditors KPMG resign. Subsequently, KPMG submitted its resignation in August 2006. The decision to request that KPMG resign was made by our Board of Directors. In August 2006, we appointed PricewaterhouseCoopers as our auditors.

KPMG’s reports on our consolidated financial statements for the years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During these years and the interim period through to KPMG’s replacement, we had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its report. A letter from KPMG was attached as an exhibit to our Registration Statement.

During the two years ended December 31, 2006 and December 31, 2007 and the current interim period we did not consult with PricewaterhouseCoopers regarding any of the matters set forth in Item 304(a)(2) of Regulation S-K in relation to work in connection with our initial public offer in Australia. PricewaterhouseCoopers have subsequently audited our consolidated financial statements for the fiscal years ended December 31, 2004, 2005, 2006 2007 and the cumulative amounts from inception to December 31, 2007.

Audit Fees

PricewaterhouseCoopers audited our financial statements for the year ended December 31, 2007.

		Year Ended	Year Ended
		December 31,	December 31,
		2007	2006
		U.S.$	U.S.$

(a) Audit Fees
	Annual Financial Statements	261,317	131,863
	Form 10-Q	94,141	—

		355,458	131,863
(b) Audit-Related Fees
	Equity Raising Due Diligence	—	116,793
	Government Grant Audit	2,936	4,144

		2,936	120,937
(c) Tax Fees
	Tax Returns	41,526
	Other tax Compliance and Advisory Services	79,657	87,085

		121,183	87,085
(d) All Other Fees
	Remuneration for Other Services	—	—

		—	—

Total		479,577	339,885

All audit and non-audit services to be performed by the Company’s independent accountant must be approved in advance by the Audit and Compliance Committee. The Audit and Compliance Committee may delegate to one member of the Committee the authority to grant pre-approvals with respect to non-audit services. For audit services, each year the independent accountant provides the Audit and Compliance Committee with an engagement letter outlining the scope of proposed audit services to be performed during the year, which must be formally accepted by the Committee before the audit commences. The independent accountant also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information known to us regarding beneficial ownership of our shares of common stock as of April 15, 2008 by the following persons:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our executive officers;

•	our directors; and

•	our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each director, executive officer and owner of 5% or more of our shares. Holders of our CDIs have beneficial ownership of an equivalent number of our shares. Unless otherwise indicated, to our knowledge, each holder of our CDIs possesses sole power to direct CDN how to vote and has investment power over the shares listed, except for shares owned jointly with that person’s spouse.

The below table lists applicable percentage ownership based on 156,958,812 shares of common stock outstanding as of April 15, 2008 and 3,489,561 options to purchase our shares that are exercisable within 60 days of April 15, 2008. Options to purchase our shares that are exercisable within 60 days of April 15, 2008 are deemed to be beneficially owned by the person holding these options for the purpose of computing percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other holder.

Unless otherwise indicated in the table below, the address for each of the persons listed in the table below is c/o Universal Biosensors, Inc., 1 Corporate Avenue, Rowville, Victoria 3178.

Name and Address	Number of	Percentage
of Beneficial Owner	Shares(1)	of Class

Mark Morrisson(2)	652,956	*
Salesh Balak(3)	69,333	*
Cameron Billingsley(4)	200,000	*
Garry Chambers(5)	2,360,839	1.50%
Alastair Hodges Ph.D.(6)	3,850,612	2.44%
Adrian Oates Ph. D.(7)	—	*
Andrew Denver(8)	7,932,005	5.05%
Colin Adam Ph.D(9)	6,626,951	4.22%
Denis Hanley(10)	8,303,994	5.29%
Andrew Jane(11)	17,794,384	11.34%
Charles Kiefel(12)	5,844,005	3.72%
Elizabeth Wilson(13)	1,240,558	*
Total Directors and Executives as a group (11 persons)	54,675,637	34.80%
Johnson & Johnson Development Corporation(14)	18,231,729	11.62%
CM Capital Venture Trust No. 3(15)	17,794,384	11.34%
PFM Cornerstone Ltd(16)	13,476,406	8.59%
George Kepper Superannuation Fund/George Kepper(17)	8,582,636	5.47%

*	Represents beneficial ownership of less than one percent of our outstanding ordinary shares.

(1)	Includes shares issuable pursuant to options exercisable within 60 days of April 15, 2008. The figures represent the amounts last notified to us unless otherwise stated. The relevant stockholders may have acquired or disposed of shares since the last notification that are not reflected.

(2)	Includes 652,956 options exercisable within 60 days of April 15, 2008.

(3)	Includes 69,333 options exercisable within 60 days of April 15, 2008.

(4)	A trust of which Cameron Billingsley is a potential beneficiary holds 200,000 shares in the form of CDIs.

(5)	Includes: (i) 1,750,755 shares in the form of CDIs Garry Chambers holds directly; and (ii) 610,084 employee options exercisable within 60 days of April 15, 2008.

(6)	Includes: (i) 3,048,416 shares in the form of CDIs Alastair Hodges holds directly; and (ii) 802,196 employee options exercisable within 60 days of April 15, 2008.

(7)	Excludes shares and employee options held which are not exercisable within 60 days of April 15, 2008.

(8)	Includes: (i) 1,087,425 shares in the form of CDIs Andrew Denver holds directly; (ii) 1,181,812 shares in the form of CDIs held by a trust of which Andrew Denver is a potential beneficiary; (iii) 5,662,768 shares in the form of CDIs held by The Principals Cornerstone Fund Pty Ltd on trust for Andrew Denver.

(9)	Includes: (i) 964,183 shares in the form of CDIs held by a superannuation fund of which Colin Adam is a potential beneficiary; (ii) 5,662,768 shares in the form of CDIs held by The Principals Cornerstone Fund Pty Ltd on trust for Colin Adam.

(10)	Includes: (i) 2,313,230 shares in the form of CDIs which Denis Hanley holds directly; (ii) 279,105 shares in the form of CDIs held by a superannuation fund of which Denis Hanley is a potential beneficiary and 48,889 shares in the form of CDIs held by a trust of which Denis Hanley is a potential beneficiary; (iii) 5,662,770 shares held by The Principals Cornerstone Fund Pty Ltd on trust for Denis Hanley.

(11)	Includes: (i) 14,286,272 shares in the form of CDIs held by CM Capital Investments Pty Ltd as trustee of the CM Capital Venture Trust No. 3; and (ii) 3,508,112 shares in the form of CDIs held by CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P., of which CM Capital Investments Pty Ltd is a special limited partner. Andrew Jane is a partner of CM Capital Investments Pty Ltd. Andrew Jane may be taken to have an indirect pecuniary interest in an indeterminate portion of all shares of common stock held by CM Capital Investments Pty Ltd as trustee for CM Capital Venture Trust No. 3 and CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P. Andrew Jane disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest therein.

(12)	Includes: (i) 181,237 shares in the form of CDIs Charles Kiefel holds directly; and (ii) 5,662,768 shares in the form of CDIs The Principals Cornerstone Fund Pty Ltd holds on trust for Charles Kiefel.

(13)	Includes: (i) 1,222,223 shares in the form of CDIs Elizabeth (Jane) Wilson holds directly; and (ii) 18,335 shares in the form of CDIs held as trustee.

(14)	The address of Johnson & Johnson Development Corporation is 410 George Street, New Brunswick, NJ 08901, US.

(15)	Includes (i) 14,286,272 shares in the form of CDIs held by CM Capital Investments Pty Ltd as trustee of the CM Capital Venture Trust No. 3; and (ii) 3,508,112 shares in the form of CDIs held by CIBC Australia VC Fund LLC as general partner of the Australia Venture Capital Fund L.P., of which CM Capital Investments Pty Ltd is a special limited partner. The address of CM Capital Venture Trust No. 3 is Level 4, 167 Eagle Street Brisbane QLD 4000, Australia.

(16)	The address of PFM Cornerstone Ltd is PO Box Q92 Queen Victoria Building NSW 1230, Australia. Each of Messrs. Adam, Denver, Hanley and Kiefel is a non-controlling shareholder, director and executive officer of PFM Cornerstone Ltd, none of whom has investment control.

(17)	George Kepper Superannuation Fund’s shares in the form of CDIs are held on trust by Kaasim Pty Ltd. Mr. George Kepper is the primary beneficiary of the George Kepper Superannuation Fund. The address of the George Kepper Superannuation Fund/ George Kepper is 266-268 Maroondah Highway Mooroolbark Victoria 3138, Australia.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Each of our executive officers is a party to an executive service agreement with us. See “Executive Compensation — Narrative disclosure to summary compensation table and grants — Executive Service Agreements.” In addition, we have entered into indemnification agreements with our directors and certain of our executive officers in addition to the indemnification provided for in our amended and restated certificate of incorporation and our amended and restated by-laws.

Our underwriter to the December 4, 2007 renounceable rights issue, Wilson HTM Corporate Finance Pty Ltd., paid US$396,720 for sub-underwriting to PFM Cornerstone Ltd., a corporation of which our directors Messrs. Hanley, Denver, Kiefel and Dr. Adam each holds issued shares representing 2.6%, 2.5%, 2.5% and 2.3% interests (excluding granted options), respectively, and of which each is an executive officer and director. These fees represented more than 5% of the revenues of PFM Cornerstone Ltd. In addition, PFM Cornerstone Ltd. holds 13,476,406 of our issued shares. Mr. Cameron Billingsley is the company secretary and a stockholder of PFM Cornerstone Ltd.

Dr. Elizabeth (Jane) Wilson is the spouse of Mr. Steven Wilson who is a substantial stockholder and officer of the parent company of Wilson HTM Corporate Finance Pty Ltd, the underwriter of the renounceable rights issue in 2007. Wilson HTM Corporate Finance Pty Ltd was paid A$1,626,687 by us in connection with the renounceable rights issue.

Since 2004, PFM Legal Pty Ltd has been engaged to provide general legal and some book keeping services to Universal Biosensors Pty Ltd pursuant to a standard legal letter of engagement. Since February 26, 2007, PFM Legal Pty Ltd has provided the services of the principal of PFM Legal Pty Ltd, Mr. Cameron Billingsley, as our company secretary. PFM Legal Pty Ltd was paid approximately $346,913, $304,226, and $12,602 for the years ended December 31, 2007, 2006 and 2005, respectively in connection with the provision of general legal and book keeping services to Universal Biosensors Pty Ltd.

Related Party Transaction Policy and Procedure

A majority of disinterested directors will be required to approve any material related party transactions involving our executive officers or directors. Additionally, we will seek approval of stockholders in relation to any material related party transactions as may be required under the Listing Rules of ASX.

OTHER MATTERS

Beneficial Ownership of Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and other persons who beneficially own more that 10% of a registered class of our equity securities file with the SEC reports of ownership and reports of changes in ownership of shares and other equity securities. Such executive officers and directors and other persons who beneficially own more that 10% of a registered class of our equity securities are required by the SEC to furnish us with copies of all Section 16(a) filed by such reporting persons.

Based solely on our review of such forms furnished to us or written representations provided to us by the reporting persons, we believe that all filing requirements applicable to our executive officers, directors and other persons who beneficially own more that 10% of a registered class of our equity securities were complied with in the financial year ended December 31, 2007, except that reports on Form 3 for executive officer Adrian Oates reporting his beneficial ownership interests as of the date he became an executive officer, Form 4 for executive officer Adrian Oates reporting employee options granted to him and Form 4 for directors Denis Hanley, Andrew Jane and Elizabeth Wilson and 10% owner CM Capital Venture trust No. 3 reporting common stock acquired through participation in the Company’s renounceable rights issue, were not timely filed.

2009 Stockholder Proposals

Rule 14a-4 of the SEC proxy rules allows the Company to use discretionary voting authority to vote on matters coming before Meeting of stockholders if the Company does not have notice of the matter at least 45 days before the date corresponding to the date on which the Company first mailed its proxy materials for the prior year’s meeting of stockholders or the date specified by an overriding advance notice provision in the Company’s By-Laws. Stockholders of the Company wishing to include proposals in the proxy material for the 2009 meeting of Stockholders must submit the same in writing so as to be received by the Chief Executive Officer of the Company on or before January 7, 2009. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

Other Business

Management is not aware of any matters to be presented for action at the Meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

SHAREHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Any stockholder who wishes to send any communications to the Board or to individual directors should deliver such communications to the Company’s executive offices, 1 Corporate Avenue, Rowville VIC 3178, ATTN: Corporate Secretary (companysecretary@universalbiosensors.com). Any such communication should indicate whether the communication is intended to be directed to the entire Board or to a particular director(s), and must indicate the number of shares of common stock beneficially owned by the stockholder. The Secretary will forward appropriate communications to the Board and/or the appropriate director(s). Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of the Board or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.

AVAILABILITY OF FORM 10-K

We are providing without charge to each person solicited by this Proxy Statement a copy of our Annual Report, including our Form 10-K and our financial statements but excluding the exhibits to Form 10-K. The Annual Report includes a list of the exhibits that were filed with the Form 10-K, and we will furnish a copy of any such exhibit to any person who requests it upon the payment of our reasonable expenses in providing the requested exhibit. For further information, please contact our Company secretary, Cameron Billingsley at +612 8115 9801 or write us at 1 Corporate Avenue, Rowville VIC 3178. You may also send an email to us at companysecretary@universalbiosensors.com. Our Annual Report on Form 10-K and our other filings with the SEC, including the exhibits, are also available for free on the SEC’s Internet site (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our public filings are also available from commercial document retrieval services and at the Internet Web site maintained by the SEC at
http://www.sec.gov. The Company’s Annual Report, including our Form 10-K for the year ending December 31, 2007 was mailed along with this Proxy Statement.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 29, 2008. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate Annual Report and a separate Proxy Statement, they may call our Corporate Secretary, Cameron Billingsley, at +612 8115 9801 or write us at 1 Corporate Avenue, Rowville VIC 3178. They may also send an email to us at companysecretary@universalbiosensors.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and Proxy Statements by calling or writing to the Company Secretary at 1 Corporate Avenue, Rowville VIC 3178 or by email at companysecretary@universalbiosensors.com.

BY ORDER OF THE BOARD OF DIRECTORS

Cameron Billingsley
Company Secretary
Universal Biosensors, Inc.

Universal Biosensors Inc. Share Registry: REGISTRIES LIMITED ARBN 121 559 993 GPO Box 3993 Sydney NSW 2001 Proxy Form Level 7, 207 Kent Street Sydney NSW 2000 Tel: + 61 2 9290 9600 Fax: + 61 2 9279 0664 Name Address 1 Name Address 2 Name Address 3 Name Address 4 Name Address 5 Name Address 6 Appointment of Proxy Your proxy is solicited by the Board of Directors of Universal Biosensors, Inc. (“Company”). Your shares will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. If no specific instructions are given, your shares will be voted for the election of all nominees as directors and, unless otherwise specified, for proposals 2, 3 and 4, even if the designated proxy appointed by CDN has an interest in the outcome of the resolutions. If you wish to appoint a proxy to attend and vote at the Annual Meeting on your behalf please complete this form proxy form and submit it in accordance with the directions overleaf. I/We being a stockholder of Universal Biosensors, Inc. and entitled to attend and vote appoint: Write here the name of the person you are appointing as proxy (or failing him or her or if no proxy is specified, the Company Secretary of the Company). as my/our proxy to vote for me/us and on my/our behalf in accordance with the following directions at the Annual Meeting to be held at 10:00 am Australian Eastern Standard Time on June 12, 2008 at Level 12, 117 York Street, Sydney NSW 2000, Australia, and at any adjournment of that meeting in respect of the resolutions outlined below. This proxy form is to be used in respect of (insert number) shares of common stock I/we hold. You may appoint more than one proxy. Please copy this form if you require multiple forms. Voting directions to your proxy — please mark to indicate your directions Please mark with an X to indicate your directions. For Against Abstain Proposal 1 Re-election of Mr Denis Hanley Re-election of Dr Elizabeth (Jane) Wilson Re-election of Mr Mark Morrisson Proposal 2 Approval of remuneration report Proposal 3 Grant of options to Mr Mark Morrisson Proposal 4 Increase in non executive remuneration pool *Stockholders should be aware that under applicable United States rules, abstaining from the vote with respect to proposals 2, 3 or 4 has the effect of a vote AGAINST the relevant proposal. The undersigned acknowledges receipt with this Proxy Form of a copy of the Notice of Annual Meeting and Proxy Statement for the Company’s 2008 Annual Meeting that more fully describe the proposals set forth herein. PLEASE SIGN HERE — This section must be signed in accordance with the instructions overleaf to enable your directions to be implemented. Individual or Shareholder 1 Joint Shareholder 2 Date Sole Director & Sole Company Director Secretary

Annual Meeting Universal Biosensors, Inc. Proxy Form INSTRUCTIONS FOR COMPLETING PROXY FORM SIGNING INSTRUCTIONS You must sign this form as follows in the spaces provided: Individual: Where the holding is in one name, the holder must sign. Joint Holding: Where the holding is in more than one name, all of the shareholders should sign. Power of Attorney: If you are signing under a Power of Attorney, you must lodge an original or certified photocopy of the appropriate Power of Attorney with your completed Proxy Form. Companies: Only duly authorized officer/s can sign on behalf of a company. Please indicate the office held by signing in the appropriate box or boxes. DELIVERY ADDRESSES Duly executed proxy forms must be returned to Registries Limited or the Company no later than 10:00 a.m. Australian Eastern Standard Time on June 12, 2008 in the manner set out below. Alternatively you may deliver your completed proxy form to us at the meeting. Hand deliveries: Registries Limited Level 7, 207 Kent Street Sydney NSW 2000 Postal address: Registries Limited GPO Box 3993 Sydney NSW 2001 Universal Biosensors, Inc. 1 Corporate Avenue Rowville VIC 3178 Fax number: Registries Limited on +61 2 9279 0664 Universal Biosensors, Inc. on +61 3 9213 9099

Universal Biosensors Inc. Share Registry: REGISTRIES LIMITED ARBN 121 559 993 GPO Box 3993 Sydney NSW 2001 CDI Voting Instruction Form Level 7, 207 Kent Street Sydney NSW 2000 Tel: + 61 2 9290 9600 Fax: + 61 2 9279 0664 Name& address Barcoded CDI holder Name& address Reference Number Name& address Name& address Name& address Annual Meeting — June 12, 2008 Your Voting Instructions are being sought so that CHESS Depositary Nominees Pty Ltd (“CDN”) may respond to a proxy solicitation on behalf of the Board of Directors of Universal Biosensors, Inc. (“Company”). The underlying shares represented by these Voting Instructions will be voted as specified by the undersigned. These Voting Instructions revoke any prior Voting Instructions given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld, the underlying shares represented by a signed CDI Voting Instruction Form will be voted for the election of all nominees as directors and, unless otherwise specified, the underlying shares represented by a signed CDI Voting Instruction Form will be voted for proposals 2, 3 and 4, even if the proxy appointed by you has an interest in the outcome of the resolutions. I/We being a holder of CHESS Depositary Interests (“CDIs”) of the Company hereby instruct: CDN to direct its designated proxy, OR the following (mark box with an “X” ) nominated proxy, (Enter the name of the person you wish CDN to appoint: (If no nominated proxy is specified above, CDN will direct its designated proxy), to vote the shares underlying my/our CDI holding at the annual meeting of the Company to be held at 10:00 am Australian Eastern Standard Time on June 12, 2008 at Level 12, 117 York Street, Sydney NSW 2000, Australia, and at any adjournment of that meeting in respect of the proposals outlined below. Please mark with an X to indicate your directions. For Against Abstain* Proposal 1 Re-election of Mr Denis Hanley Re-election of Dr Elizabeth (Jane) Wilson Re-election of Mr Mark Morrisson Proposal 2 Approval of remuneration report Proposal 3 Grant of options to Mr Mark Morrisson Proposal 4 Increase in non executive remuneration pool *CDI Holders should be aware that under applicable United States rules, abstaining from the vote with respect to proposals 2, 3 or 4 has the effect of a vote AGAINST the relevant proposal. By executing this CDI Voting Instruction Form the undersigned hereby authorizes CHESS Depository Nominees Pty Ltd to appoint such proxies or their substitutes to vote in their discretion on such other business as may properly come before the annual meeting. The undersigned acknowledges receipt with this CDI Voting Instruction Form of a copy of the Notice of Annual Meeting and Proxy Statement for the Company’s 2008 Annual Meeting that more fully describe the proposals set forth he rein. PLEASE SIGN HERE This section must be signed in accordance with the instructions overleaf to enable your directions to be implemented. Individual or Shareholder 1 Joint Shareholder 2 Date Sole Director/ Company Secretary Director

Annual Meeting Universal Biosensors Inc CDI Voting Instruction Form ARBN 121 559 993 INSTRUCTIONS FOR COMPLETING THIS FORM 1. Your vote is important Holders of CDIs have the right to attend stockholders’ meetings of the Company and to direct CDN, as the holder of record of the underlying shares of common stock represented by their CDIs, how it should vote the underlying shares of common stock represented by their CDIs. If CDN does not receive a direction from a CDI holder as to how to vote the underlying shares represented by those CDIs, those shares will not be voted and will not be considered present at the meeting for quorum purposes. 2. Instructing CDN to direct your vote Holders of CDIs who wish to direct CDN how to vote the underlying shares of common stock represented by their CDIs should complete and return this CDI Voting Instruction Form to Registries or the Company or alternatively to attend the meeting. 3. Instructing CDN to nominate a proxy A holder of CDIs will be entitled to vote at the meeting only if such holder directs CDN to designate such holder as proxy to vote the underlying shares of common stock represented by CDIs held by such holder. 4. Signing Instructions Each CDI holder must sign this form as follows in the spaces provided: Individual: Where the CDIs are held in one name, the registered CDI holder must sign in the signature box. Joint Holding: Where the CDIs are held in joint names, all of the registered CDI holders must sign in the signature boxes. Power of Attorney: If you are signing under a Power of Attorney, you must lodge an original or certified photocopy of the appropriate Power of Attorney with your completed CDI Voting Instruction Form. Companies: Only duly authorized officer/s can sign on behalf of a company. Please indicate the office held by signing in the appropriate box or boxes. 5. Lodgement of an Instruction Form Holders of CDIs who are not attending the meeting must return their duly executed Voting Instructions, via this CDI Voting Instruction Form, to Registries Limited or the Company no later than 10:00 a.m. Australian Eastern Standard Time on June 12, 2008 in the manner set out below. Alternatively you may deliver your completed CDI Voting Instruction Form to us at the meeting. If you are entitled to vote and you have submitted a CDI Voting Instruction Form, you may revoke your CDI Voting Instruction Form at any time before the meeting by delivering a written revocation to the Secretary of the Company or by delivering a duly executed proxy or CDI Voting Instruction Form bearing a later date. Hand deliveries: Registries Limited Level 7, 207 Kent Street Sydney NSW 2000 Postal address: Registries Limited GPO Box 3993 Sydney NSW 2001 Universal Biosensors, Inc. 1 Corporate Avenue Rowville VIC 3178 Fax number: Registries Limited on +61 2 9279 0664 Universal Biosensors, Inc. on +61 3 9213 9099